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                                                                     EXHIBIT 8.1

                       [Letterhead of Kirkland & Ellis]


To Call Writer Direct
212-446-4800


                                  May __, 1997


Pen-Tab Industries, Inc.
167 Kelley Drive
Front Royal, Virginia 22630

       Re:  Offer by Pen-Tab Industries, Inc. to Exchange its Series B 10 7/8%
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            Senior Subordinated Notes Due 2007 for any and all of its 10 7/8%
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            Senior Subordinated Notes Due 2007
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          We have acted as special counsel to Pen-Tab Industries, Inc. (the

"Company") in connection with its offer (the "Exchange Offer") to Exchange its
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Series B 10 7/8% Senior Subordinated Notes Due 2007 (the "Exchange Notes") for
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any and all of its 10 7/8% Senior Subordinated Notes Due 2007 (the "Notes").
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          You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon Amendment No. 1 to the Company's Registration Statement on Form S-4 (File No. 333-24519), filed with the Securities and Exchange Commission on May __, 1997 (the "Registration Statement"), and such other
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documents as we deemed necessary.

          On the basis of the foregoing, it is our opinion that the exchange of the Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes.

          The opinions set forth above are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended; the Treasury Regulations promulgated or proposed thereunder; current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures,
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and announcements; existing judicial decisions; and other applicable authorities. No tax rulings have been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinions stated in this letter will not be successfully challenged by the IRS or by a court. We express no opinion concerning any United States federal income tax consequences of the Exchange Offer except as expressly set forth above.

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Pen-Tab Industries
May __, 1997
Page 2

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and the summarization of this opinion under the section titled "Certain Federal Income Tax Consequences" in the Registration Statement.

                              Very truly yours,

                              /s/ Kirkland & Ellis

                              Kirkland & Ellis